Exhibit 99.1

Eco-Stim Energy Solutions, Inc.

Conference Call Script

May 13, 2016

Thank you, Operator, and good morning, everyone. We appreciate you joining us for the ESES conference call today. We are excited to provide the investment community and our shareholders with this first quarter 2016 financial and operational results update. Before I turn the call over to Chris, I have a few housekeeping items to cover. For those of you who did not receive an email of the press release, and would like to be added to the distribution list, please call 713-979-9140 and provide us your contact information or you can email us at the investor relations address shown on the “Contact” section of the press release. There will be a replay of today’s call, and it will be available by phone, through May 27, 2016 and that information is in the release.

Our Safe Harbor statement notes that the information discussed on this call is valid only as of today, May 13, 2016, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of the replay. In addition, the comments made by management today during this conference call may contain forward-looking statements within the meaning of the United States Federal Securities laws. These forward-looking statements reflect the current views of the management and represent our best judgment. However, various risks, uncertainties, and contingencies could cause actual results, performance or achievements to differ materially from those expressed in the statements made by management. The listener is encouraged to read the Company’s SEC filings, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to understand certain of those risks, uncertainties and contingencies.

We disclaim any obligation to update these forward-looking statements. Please note that our communication today does not constitute our offer to sell or the solicitation of an offer to buy any securities or solicitation of any vote or approval. With that, I’d like to turn the call over to Chris Boswell, Co-Founder and CEO of EcoStim Energy Solutions.

Thank you Alexander. I want to welcome everyone to our first quarter financial results conference call. Before we review the quarterly results and business outlook, I thought it would be helpful to review and summarize our corporate strategy, especially considering the unprecedented sustained low oil price environment and the changing political environment in Argentina.

Four years ago, we established EcoStim to position the Company with an operation that could participate in what we believed would be among the most attractive international shale plays in the world. We realized that the operating environment for a small oilfield service company would require a different business approach than in the US and made the decision to field a small coiled tubing and pressure pumping operation that would allow us to slowly build our credibility and lead to strong customer relationships. We felt this approach would position the company well for the eventual escalation of activity that typically accompanies a massive shale development. We also wanted to avoid growing the business too quickly or over-leveraging our balance sheet in case we encountered periods of reduced demand. As we have all seen in the U.S., easy access to capital, skilled personnel and low barriers to entry allowed the industry to rapidly scale up its capacity when times were good. Unfortunately, this formula also led to an oversupply in capacity when the industry went through its recent downturn, and created severe financial stress.

We feel that we have done a good job of building our operations team and slowly adding equipment capacity to take on larger and larger projects. To further de-risk our initial investment and entry into the Argentinian market, we also financed the first set of equipment backed by a contract with a quality local company that under more normal circumstances would have generated in excess of $24+ million in revenues for us, during 2015. However, that customer’s drilling plans were curtailed as the global oil price decline limited their access to capital. This left our Company in a position to fight for work solely in the spot market without formal contracts. It took a lot of hard work to secure the $14 million in revenues we delivered in 2015 and through our team’s efforts, we were able to perform quality work for Medanito, Oil Stone, PCR and of course YPF. The quality of the work we performed during 2015 ultimately enabled the Company to secure the contract with YPF announced in April.

Despite these market challenges, our strategy remains intact. We believe the development of the Vaca Muerta shale will provide a significant opportunity for our company and we have added equipment capacity and personnel that now allows us to participate in the tight gas market and we soon expect to be in a position to bid on unconventional work in the region as well.

So far during 2016, we have been awarded work or signed contracts with five new customers including Wintershall, PlusPetrol, Madalena Energy, TecPetrol and Entre Lomas. We have also continued to work with YPF and expect near term work with both Oil Stone and Medanito. These are all very positive steps and we believe this effort positions us well as we move to a second and eventually a third crew. As announced in April, we have now been awarded a formal contract with YPF to perform well stimulation and coiled tubing services in three separate provinces. Earlier this month, we were invited to exclusively negotiate a long term contract with one of the largest and most active private companies operating in Argentina. This contract is expected to yield good utilization each month through the end of 2016 for one of our well stimulation crews and our CT unit.

I would now like to review a current perspective on the Argentina oil and gas market as we see it and provide a quick summary of the macro developments within Argentina that should have a long-term impact on business in the country and capital flows both in and out of the country. As most of you are aware, the new president of Argentina has taken a number of actions since taking office in December 2015, including (1) reducing export taxes to allow more dollars to flow into the country, (2) removing currency controls to allow money to move freely in and out of the country, (3) devaluing the currency to eliminate the illegal trading of currency, (4) leading a negotiation to settle a long standing dispute with hold out bondholders, (5) completing a $16.5 billion international bond offering that was five times over-subscribed, (6) helping Argentina to rejoin the IMF and lastly hosting the president of the United States to sign a new trade agreement. All of these accomplishments have greatly improved Argentina’s status on the world stage and the future of the country looks bright.

On the oil and gas industry front, I’d like to talk a little bit about the commodity prices. In December the new president met with the leaders of each province (many of which are very dependent on oilfield activity) and made a decision to support the industry with a $67.50 oil price. Oil price subsidies get a lot of attention and people are concerned about the sustainability of the $67.50 price for obvious reasons. But it’s important to also think about natural gas. It’s important because gas is what Argentina really needs to import today. The $7.50 per mmbtu price that they pay for unconventional gas is not really a subsidy. This is because the comparable LNG price (including re-gasification cost) remains higher even with the recent collapse of global LNG pricing.

To be clear, we believe that gas wells will continue to work in Argentina, in spite of the volatility that we are seeing in oil prices and regardless of what the government does with the $67.50 pricing in future years. In recent months, we have seen a greater emphasis on natural gas exploration and we view this very favorably.

As we talked about in March, the election results were a surprise to many and this caused a great deal of uncertainty in the market which severely slowed drilling and completion efforts starting in November 2015. Further, the recent announcement regarding the departure of the CEO of YPF has also created more uncertainty in the second half of March and throughout April as the organization sought direction from the new leadership of YPF. As a direct result, we experienced low activity in Neuquén and Mendoza in April from YPF but successfully rotated to work with some of the private companies such as PlusPetrol and Entre Lomas.

One of the more important trends that we see in the field is a shift from vertical unconventional wells to horizontal unconventional wells, as YPF stated on their conference call on Wednesday, stating that they had drilled 23 horizontal wells in the first quarter of 2016 alone. We believe this is a very positive long term trend. Although Ecostim does not currently participate in the unconventional market, we do benefit somewhat as the industry’s capacity is more absorbed by that market segment. We continue to believe that any meaningful increases in unconventional activity in this market will leave the industry short of equipment. We expect to help fill that gap with our expanded capacity and service capability. We anticipate that we will have approximately 50,000 HHP in capacity by the third quarter and we will continue to add additional pumps locally to service all of our key markets and customers as needed. We now have received delivery of five new pumps from a local manufacturer. We are impressed with the quality of this equipment and the units have now been integrated into our current operation thus allowing us to take on larger jobs. We anticipate beginning operations with our second crew on the 1st of August and believe that there are several customers interested in this addition. The largest operator in the country by far is YPF (and their partners) followed by Pan American and then I believe PlusPetrol is likely the third most active company. It is worth noting, we are now working regularly with two of the top three operators in the country. We anticipate that as YPF continues to increase their activity levels over the remainder of the year, it should yield a steady flow of work for EcoStim.

Looking at the remainder of Q2, we have started May with a solid stream of work from both YPF and other private E&P companies and May is shaping up to be one of our better months. The Argentine rig count, as measured by Baker Hughes, has stabilized after a substantial decline in January and we expect activity to slowly pick up over the next few months.

Despite the recent weak market conditions in Argentina, we feel fortunate to be well positioned in a country that is still active in terms of oil and gas exploration and where there is a continued focus on accelerating the drilling and completion of unconventional wells. While 2016 rig activity is likely to be less active than 2015 overall, as we stated on our last conference call and as confirmed by YPF this quarter, the number of stages are increasing due to the shift to horizontal wells and away from vertical wells.

It took our company several years to establish our presence and our strong reputation in Argentina and we have worked closely with local equipment manufacturers to balance the equipment we import with a significant level of local investment. We believe we have a good head-start on other competitors who might consider entering this market.

In summary, the trends we see in Argentina continue to give us confidence that we are in the correct market and that we will have a much stronger performance in 2016 and even better in 2017 as we put the additional capacity to work and as the new government focuses on developing local resources.

With respect to our focus on using technology and environmentally friendly solutions, I would like to spend a few moments discussing the turbine upgrades and the technology surrounding that effort. We have learned a great deal and believe stronger than ever that this technology has the potential to be disruptive in this industry. In particular, the application of modern computer chips, sensing capability, robotics and automation software similar to that developed several years ago for the aviation industry has now been captured modified and adopted for industrial use with turbine powered systems.

As many of you know, we spent a lot of time doing due diligence on this technology and generally we believe Greenfield Energy Services did a good job of evolving this technology for the oilfield. However, there were clear signs that at times they struggled to precisely control the turbine engines while conducting pumping operations. In addition, much of the interface between the turbine engine and the tri-plex pump was handled manually and left a lot of room for operational error during the engagement and disengagement process resulting in higher than expected wear and tear on the gearboxes, the brakes and even the fluid ends on the pumps. Lastly, there were not enough sensors utilized throughout the system to properly sense changes or track activity. Without this information, it was difficult to identify problems before they occurred or to set maintenance programs that would completely avoid component failure during a critical operation. We believe that we have compensated for all of these issues, while also resolving other issues identified during the diligence period. We have now fully automated the engagement process between the turbine engine and the gearbox thus completely removing the need for human intervention. We have also completely automated the turbine engine shut down process in order to assure each engine is properly purged of fuel and cooled to its OEM specs before the engine is shut down. This automated process again removes human error and operational shortcuts that historically caused both fuel and power shortages to the engine as a result of fuel cooking inside the fuel injectors and warping of the engine after being put to rest at a temperature that was well above the OEM specs. We have also installed temperature, pressure and power level sensors throughout the system in order to better monitor component wear and unusual spikes in temperature, pressure or power usage that may indicate a problem. All of this information is being tracked by the computer so that we can design optimal maintenance schedules and anticipate problems, including customary pumping issues such as screen outs while stimulating a well.

Lastly, I want to talk a bit about the future of this technology. We have, together with our partners, already established new IP around the latest improvements as well as IP around certain more efficient designs that are already under development. At the end of the day, a light weight 800 pound engine capable of producing 4000 horsepower, running on 100% natural gas with almost zero emissions that can be used to power a pumping unit at a price competitive with traditional diesel pumps will be something that must be given serious consideration as we move forward to continue to innovate in this industry. We expect to work with our partners here in the US and in Norway to develop and introduce the next generation turbine powered pumping units which will have several clear advantages over these units and which we believe could be disruptive in the pumping industry.

With that, I will now turn it back over to Alexander to review our Q1, along with providing an update on the cash position and overall liquidity of the Company.

Thank you Chris.

The Company generated approximately $1.8 million of revenue in the first quarter, with approximately 60% derived from our well stimulation operations. The remaining 40% came from our coiled tubing operations. Although we were disappointed by the market conditions, we were encouraged by the growth in our coiled tubing operation and the success of our team to identify new customers. As Chris mentioned, we experienced a substantial amount of downtime during the first quarter related to a variety of factors including the recent administrative changes within the YPF organization, in addition to the reduction in rigs in parts of the country with commodity prices tied to international levels. Nevertheless, we are encouraged by the growth we are already seeing in the second quarter as a result of our recently announced contracts.

For the first quarter, our cost of sales decreased from $3M to $2.3M related to lower utilization levels and the number of jobs. As mentioned previously, the increase in unconventional activity will continue to consume more horsepower and in addition to our on-call contracts we believe that as this process plays out, utilization should increase and our margins should progress.

We successfully reduced our sales, general and administrative expenses (or SG&A) to under $1.6M (down from $1.9M in Q2 of 2015). We continue to watch these costs carefully as we balance running a public company and sourcing technology while supporting the operations on the ground in Argentina. We believe it is important to remind our shareholders that these SG&A expenses include approximately $350K of non-cash charges.

We also decreased our research and development costs to $168,000 during the quarter from $217,000 in the previous quarter. This primarily relates to research activities around fiber optic diagnostics technology, expanding our predictive capabilities and efforts around increasing the durability and field readiness as it pertains to our upgraded turbine powered pressure pumping equipment.

The Company had a net loss for the quarter given that 100% of the Company’s overhead burden is applied to a single well stimulation operation and coiled tubing unit.

In summary, we are very encouraged by the accomplishments and progress we made during the first quarter in spite of the temporary slow-down in activity and overall low oil price environment impacting the rest of the world. As I’ve said before, this company was a flat footed oilfield services start-up created in a macro environment of falling commodity prices while working in an emerging market country with strong labor unions, inflation and other risk elements. Despite these challenges, we signed two significant contracts in the last 30 days, doubled our horsepower in country and are about to increase our capacity in country by 27,000 hhp, all in a challenging international market. We will not be content to rest on our good start. We believe we have put the pieces in place to give us a solid opportunity to grow as the tight gas and unconventional markets ramp up over the next several years. We are confident that hard work, a strong team, quality equipment and good technology will lead the way as we work to ramp up our participation in the growing unconventional market going forward.

If you look at our balance sheet, the company finished the quarter with approximately $10 million in cash, and as such, we believe we have adequate liquidity to finance our capital program and growth strategy in the near term. Importantly, we were very successful in bringing down our accounts receivable balance this quarter. The collection of these funds, combined with carefully planned expenditures, has helped to maintain our liquidity which is a top priority in this environment. Finally, as mentioned previously we now have a term sheet for a working capital facility, which will be collateralized by the accounts receivable balance of the Company to insure that timing of collections will not have a negative impact on our liquidity.

I am optimistic about what we see on the horizon, specifically about our success in deploying additional equipment and adding additional customers as we receive extremely positive feedback from our current customers.

Regarding our capital structure, the Company has approximately 13.6 million shares outstanding as of today and approximately 18.5 million shares outstanding on a fully diluted basis.